UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2012

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
On November 9, 2012, NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) issued a press release (the “Press Release”) announcing that it received a favorable arbitration decision related to a dispute over energy and capacity rates with the Colstrip Energy Limited Partnership (“CELP”). The Press Release also indicated that the Company is maintaining its adjusted earnings guidance for 2012 in the range of $2.30 to $2.40 per fully diluted share. The Press Release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
As previously reported, the CELP dispute related to certain inputs used in setting long-term rates for the period July 1, 2003, through June 30, 2006. CELP is a Qualifying Facility (“QF”) with which the Company has a power purchase agreement through June 2024. Under the terms of the power purchase agreement with CELP, energy and capacity rates were fixed through June 30, 2004 (with a small portion to be set by the Montana Public Service Commission's (“MPSC”) determination of rates in the annual avoided cost filing), and beginning July 1, 2004 through the end of the contract, energy and capacity rates are to be determined each year pursuant to a formula, with the rates to be used in that formula derived from the annual MPSC QF rate review.
Also as previously reported, on June 30, 2011, CELP submitted a demand for arbitration under the agreement. The parties initially agreed to submit the matter to the arbitration panel without witnesses. However, following simultaneous submission of briefs in February 2012 and a hearing on March 1, 2012, the arbitration panel requested further proceedings, including witness testimony. A hearing was held July 30 through August 1, 2012.
On November 1, 2012, the arbitration panel issued a final award (the “Final Award”) in the Company's favor. The Final Award confirmed that the methodology used by the Company to calculate CELP's rates for July 1, 2006 to June 30, 2007, but disputed by CELP, was consistent with the agreement and a prior final award of arbitrators which was issued on October 30, 2009, and previously disclosed by the Company. Based on the clarity regarding rate calculation provided by the Final Award, the Company is updating the calculation of its QF liability and expects to record a pre-tax gain of approximately $49.8 million during the fourth quarter of 2012. This gain is largely due to recalculating the present value of our future QF liability based on the Final Award, net of approximately $7.3 million owed to CELP for contract years July 1, 2006 through June 30, 2012. As a result of reducing the liability, the Company also anticipates non-cash interest expense for the full year of 2013 will be approximately $2.3 million lower than comparable expense in 2012.
The information in this Current Report on Form 8-K provided under Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information provided under Item 7.01 in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated November 9, 2012

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: November 9, 2012

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated November 9, 2012

* filed herewith